Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwing Corporation Announces $75.0 Million

Senior Secured Revolving Credit Facility

Company Elects to Make Payments in Cash for Principal and Interest due

November 21, 2005 under its Senior Convertible Notes

COLUMBIA, MD (October 18, 2005) – Broadwing Corporation (NASDAQ: BWNG), today announced that its subsidiary, Broadwing Communications, LLC, has entered into a revolving credit facility that enables it to borrow up to $75.0 million from a group led by PNC Bank, National Association, and co-arranged by Jefferies Babson Finance.

The credit facility, which has a final maturity date of October 14, 2008, is secured by a pledge of accounts receivable of Broadwing Corporation and its U.S. subsidiaries. Borrowings under the facility will bear interest, at Broadwing’s option, at a rate equal to either LIBOR plus the applicable margin or an alternate base rate, defined as the higher of the prime or federal funds rate, plus margin. The Company said it intends to use borrowings under the revolving credit facility for general corporate purposes.

In addition, Broadwing Corporation today provided notice to holders of its Senior Convertible Notes that, in accordance with the terms of the notes and the Securities Purchase Agreement dated February 9, 2004, the Company has elected to pay in cash both the interest of $810,716 and principal of $32,142,857 due on the notes on November 21, 2005.

The Company borrowed $225.0 million under unsecured convertible notes in a private placement to institutional investors on February 19, 2004. Borrowings accrue interest at a rate of 5% payable quarterly, and principal is scheduled for repayment in seven equal quarterly installments that commenced on August 19, 2004. Under the terms of the agreement, the Company has the option to pay the quarterly principal and interest due on the convertible notes in either cash or in common stock at a conversion price of 95% of the average stock price for a period of 20 days preceding the conversion. For the first three installment payments when

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Broadwing Announces $75.0 Million Senior Secured Revolving Credit Facility

principal was due, the Company elected to issue shares of common stock in payment of principal and interest on the convertible notes. For the last three principal and interest installment payments, the Company has elected to pay both principal and interest due on the convertible notes in cash.

The board of directors will determine the composition of the final payment due February 20, 2006, after careful evaluation of a variety of factors, including the Company’s capital needs and market conditions at the time.

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises, service providers, and government entities. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

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Investor and Media Contact:

Dawn Benchelt

Manager, Investor Relations

Phone: (312) 895-8507; Investorinformation@broadwing.com